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CONTACT:  Merle D. Kerr                           (NYSE -- BMC)
          (612) 851-6020                          FOR IMMEDIATE RELEASE



              BMC INDUSTRIES REPORTS RECORD SECOND QUARTER RESULTS
              -----------------------------------------------------


July 26, 1994 -- Minneapolis, MN -- BMC Industries, Inc. today reported net earnings of $4,677,000 or $.69 per share for the second quarter of 1994, an increase of $871,000 or 23% from $3,806,000 or $.62 per share in the year-earlier period. Total revenues rose 16% in the second quarter to $57,305,000.

Earnings from continuing operations for the first six months of 1994 totaled $7,379,000 or $1.10 per share. This represented an improvement of $2,156,000 or 41% over the $5,223,000 or $.86 per share for the first six months of the prior year.

Paul B. Burke, BMC's president and chief executive officer, said the second quarter results represented continued improvement in the Company's core manufacturing operations, increased earnings from the Company's equipment and technology business and reduced interest expense due to reduced debt. Burke said the second quarter net income was a new quarterly record for BMC, excluding a one-time accounting gain in 1993. He said the second quarter of 1994 marked the thirteenth successive quarter of higher earnings in comparison to the year-earlier period, excluding income from the sale of equipment and technology and other non-recurring items.

Burke added that both of the Company's core manufacturing operations, Precision Imaged Products and Optical Products, showed improved sales and improved profit margins. He said these improvements reflected increased unit volumes, improved operating efficiencies and the Company's ongoing focus on higher-margin growth opportunities in its primary markets.

BMC is one of the world's largest manufacturers of aperture masks for color picture tubes used in televisions and computer monitors. The Company is also a leading producer of polycarbonate, glass and plastic eyewear lenses. The common stock of the Company is traded on the New York Stock Exchange under the symbol "BMC".


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                              BMC INDUSTRIES, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                                      THREE MONTHS ENDED     THREE MONTHS ENDED
                                                                            JUNE 30                 JUNE 30
                                                                     --------------------   ---------------------
                                                                         1994        1993        1994        1993
- - -----------------------------------------------------------------------------------------------------------------
Revenues
Net sales of primary products                                         $ 53,701    $ 48,436    $105,946    $ 94,344
Equipment and technology sales                                           3,604         841       3,765         954
- - ------------------------------------------------------------------------------------------------------------------
Total Revenues                                                          57,305      49,277     109,711      95,298
- - ------------------------------------------------------------------------------------------------------------------
Operating Costs and Expenses
Cost of sales of primary products                                       43,496      39,705      87,562      78,861
Cost of equipment and technology sales                                   2,674          43       2,944         276
Selling                                                                  2,067       1,951       4,102       3,966
Administrative                                                             945         935       2,055       2,097
- - ------------------------------------------------------------------------------------------------------------------
Total Operating Costs and Expenses                                      49,182      42,634      96,663      85,200
- - ------------------------------------------------------------------------------------------------------------------

Income from Operations                                                   8,123       6,643      13,048      10,098
- - ------------------------------------------------------------------------------------------------------------------

Other Income and (Expense)
Interest expense                                                          (837)     (1,281)     (1,812)     (2,680)
Interest income                                                            127          41         211         115
Other                                                                      (44)        (26)         17          (7)
- - ------------------------------------------------------------------------------------------------------------------

Earnings from Continuing Operations before Income
                                                                         7,369       5,377      11,464       7,526
Taxes and Cumulative Effect of Accounting Changes
Income Taxes                                                             2,692       1,571       4,085       2,303
- - ------------------------------------------------------------------------------------------------------------------

Earnings from Continuing Operations before Cumulative
Effect of Accounting Changes                                             4,677       3,806       7,379       5,223
Provision for Loss Related to Discontinued Operation
(less applicable income tax benefit of $461) - (Note 1)                     --          --        (839)         --
- - ------------------------------------------------------------------------------------------------------------------

Earnings before Cumulative Effect of Accounting Changes                  4,677       3,806       6,540       5,223
Cumulative Effect of Accounting Changes (Note 2)                            --          --          --      12,131
- - ------------------------------------------------------------------------------------------------------------------

Net Earnings                                                          $  4,677    $  3,806    $  6,540   $  17,354
- - ------------------------------------------------------------------------------------------------------------------
- - ------------------------------------------------------------------------------------------------------------------

Earnings Per Share from Continuing Operations                         $   0.69    $   0.62    $    1.1   $    0.86
Loss Per Share Related to Discontinued Operation                            --          --        (.13)         --
Cumulative Effect of Accounting Changes                                     --          --          --        2.01
- - ------------------------------------------------------------------------------------------------------------------

Net Earnings Per Share                                                $   0.69    $   0.62    $   0.97   $    2.87
- - ------------------------------------------------------------------------------------------------------------------
- - ------------------------------------------------------------------------------------------------------------------

Number of Shares Included in Per Share Computation                       6,785       6,166       6,711       6,049
- - ------------------------------------------------------------------------------------------------------------------
- - ------------------------------------------------------------------------------------------------------------------


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Note 1 - Provision for Loss Related to Discontinued Operation

In the first quarter of 1994, the Company made a provision for estimated losses of $1,300, less applicable income tax effect of $461, related to a discontinued operation. This provision was prompted by claims and expenses growing out of environmental contamination and other claims related to the discontinued operation. The environmental contamination occurred before 1980 at an operation acquired by BMC in 1983 and disposed of in 1986. This provision is in addition to a provision made in the fourth quarter of 1993 which related to the same matter.


Note 2 - Cumulative Effect of Accounting Changes

Effective January 1, 1993, the Company changed its method of accounting for income taxes as required by Financial Accounting Standards Board Statement
No. 109, ACCOUNTING FOR INCOME TAXES. As permitted under the new rules, prior years' financial statements were not restated. The cumulative effect of adopting Statement No. 109 as of January 1, 1993 was to increase net income by $12,855 or $2.13 per share. The principal change affecting the Company under Statement No. 109 is a change in the recognition and measurement criteria with respect to deferred tax assets.

Also effective January 1, 1993, the Company adopted Financial Accounting Standards Board Statement No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. The cumulative effect of adopting Statement No. 106 was to decrease net income by $724, net of tax, or $.12 per share. Under the new rules the Company accrues the expected cost of providing postretirement benefits other than pensions during the years that eligible employees render service.


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